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                                                                    EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 1999, except for the fifth paragraph of Note 1, as to which the date is April 1, 1999, relating to the consolidated financial statements and financial statement schedule at September 30, 1998 and 1997, and for each of the two years in the period ended September 30, 1998, and the nine month period ended September 30, 1996, which appears in Lucent Technologies Inc. Current Report on Form 8-K/A #1 dated May 18, 1999.


/s/ PricewaterhouseCoopers LLP
New York, New York
June 25, 1999